Exhibit 99.1

560 Mission Street, Suite 2900 San Francisco, CA 94105 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

For Additional Information:

A. William Stein	Pamela M. Garibaldi
Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. +1 (415) 738-6500	Vice President, Investor Relations and Corporate Marketing Digital Realty Trust, Inc. +1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS FULL YEAR 2011 FFO OF $4.06 PER SHARE AND FFO OF $4.09 PER SHARE ADJUSTED FOR NON-CORE ITEMS

Strong performance yields 19.8% year-over-year growth in FFO

San Francisco, Calif. (February 17, 2012) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center solutions, today announced financial results for its fourth quarter and for the full year ended December 31, 2011. All per share results are on a diluted share and unit basis.

Highlights:

•

Reported FFO of $4.06 per share for the year ended December 31, 2011, up 19.8% from $3.39 per share for the year ended December 31, 2010. Excluding certain items that do not represent ongoing expenses or revenue streams in each full year, 2011 core FFO was $4.09 per share, up 17.2% from 2010 core FFO of $3.49 per share;

•

Reported FFO of $1.02 per share for the fourth quarter of 2011, up 4.1% from $0.98 per share for the fourth quarter of 2010. Excluding certain items that do not represent ongoing expenses or revenue streams in each quarter, fourth quarter 2011 core FFO was $1.03 per share, up 7.3% from fourth quarter 2010 core FFO of $0.96 per share;

•

Reported net income for the year ended December 31, 2011 of $162.1 million and net income available to common stockholders of $130.9 million, or $1.32 per share, up 94.1% from $0.68 per share for the year ended December 31, 2010;

•	Set record for leases signed during the full year 2011, including leases signed for colocation space, which are expected to generate approximately $136.6 million in annual GAAP rental revenue;

•

Acquired five properties totaling approximately 704,000 square feet and five developable land parcels for approximately $242.3 million and an investment in an unconsolidated joint venture for $4.1 million in 2011;

•	Generated approximately $42.4 million of proceeds net of commissions from the issuance of approximately 668,000 shares of common stock under the At-the-Market (“ATM”) equity distribution program at an average price of $64.08 per share during the fourth quarter of 2011. For the full year 2011, the Company generated an aggregate of approximately $456.8 million of proceeds net of commissions from the issuance of approximately 7.7 million shares under ATM equity distribution programs at an average price of $59.68 per share;

•	Increased quarterly common stock dividend by 7.4% for the first quarter of 2012 to $0.73 per share; and

•	Maintaining 2012 guidance range of $4.34 – $4.48 per share, up 8.6% at the midpoint from $4.06 per share in 2011.

Funds from operations (“FFO”) on a diluted basis was $126.4 million in the fourth quarter of 2011, or $1.02 per share, up 1.0% from $1.01 per share in the previous quarter, and up 4.1% from $0.98 per share in the fourth quarter of 2010. For the year ended December 31, 2011, FFO was $485.0 million, or $4.06 per share, up 19.8% from $3.39 per share in 2010.

“Adjusting for items that do not represent ongoing expenses or revenues streams, fourth quarter 2011 core FFO was approximately $600,000 higher than reported FFO, or $1.03 per share, up 7.3% from fourth quarter 2010 core FFO of $0.96,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty. “Similarly, full year 2011 core FFO was $4.09 per share after adjusting for non-core items. This reflects a 17.2% increase over full year 2010 core FFO of $3.49 per share.”

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO and core FFO should not be considered as substitutes for net income determined in accordance with U.S. GAAP as measures of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO are included as an attachment to this press release.

Net income for the fourth quarter of 2011 was $47.2 million, compared to $37.7 million for the third quarter of 2011 and $36.3 million for the fourth quarter of 2010. Net income available to common stockholders in the fourth quarter of 2011 was $36.0 million, or $0.34 per share, compared to $31.9 million, or $0.31 per share, in the third quarter of 2011, and $24.9 million, or $0.27 per share in the fourth quarter of 2010. For the year ended December 31, 2011, net income was $162.1 million, up 53.8% over 2010 net income of $105.4 million. Net income available to common stockholders for the year ended December 31, 2011 was $130.9 million, or $1.32 per share, up 94.1% from $0.68 per share in 2010.

The Company reported total operating revenues of $270.6 million in the fourth quarter of 2011, up 13.4% from $238.7 million in the fourth quarter of 2010, and total operating revenues of $1.1 billion for the year 2011, up 22.8% from $865.4 million in 2010.

“Capturing global opportunities and delivering reliable, secure, cost effective solutions for customers require expertise, experience and resources,” said Michael F. Foust, Chief Executive Officer of Digital Realty. “We believe that our global footprint and team of real estate, technical and financial professionals set us apart in the industry, and continue to be a crucial driver of our success.”

Acquisitions Activity

In October 2011, the Company acquired a 10-acre development site in Dublin, Ireland for a purchase price of $6.3 million. The site is capable of supporting the phased development of approximately 11.5 megawatts of data center space across four buildings, totaling approximately 193,000 square feet of space. In December 2011, the Company completed the acquisition of a multi-tenant, fully leased 155,000 square foot data center facility located at 360 Spear Street, which is adjacent to its 365 Main Street facility in San Francisco, California, for $85.0 million. In December 2011, the Company also completed the acquisition of a three-story, 334,000 square foot data center facility in Atlanta, Georgia for $63.0 million.

During the full year 2011, the Company acquired five properties totaling approximately 704,000 square feet along with five developable land parcels for approximately $242.3 million and an investment in an unconsolidated joint venture for $4.1 million.

As of February 17, 2012, the Company’s portfolio comprised 101 properties, excluding three properties held in unconsolidated joint ventures, consisting of 140 buildings totaling approximately 18.3 million net rentable square feet, including 2.4 million square feet of space held for redevelopment. The portfolio is strategically located in 31 key technology markets throughout North America, Europe, Singapore and Australia.

Balance Sheet Update

Total assets grew to approximately $6.1 billion at December 31, 2011 from $5.3 billion at December 31, 2010. Total debt slightly increased to $2.9 billion at December 31, 2011 from $2.8 billion at December 31, 2010. Stockholders’ equity was over $2.5 billion at December 31, 2011, up from approximately $2.0 billion at December 31, 2010.

During the fourth quarter of 2011, under its second ATM equity distribution program, the Company generated approximately $42.4 million of proceeds net of commissions under its ATM equity distribution program from the issuance of approximately 668,000 shares at an average price of $64.08 per share. During the full year 2011, the Company generated an aggregate of approximately $456.8 million of proceeds net of commissions under ATM equity distribution programs from the issuance of approximately 7.7 million shares at an average price of $59.68 per share.

In November 2011, the Company closed its $1.5 billion Global Revolving Credit Facility. Also, in conjunction with the acquisition of the 360 Spear Street facility in December 2011, the Company assumed a $47.6 million secured loan at a rate of 6.3% with a maturity date in November 2013.

During the fourth quarter, holders of the Company’s Series D Convertible Preferred Stock converted approximately 1.8 million shares of the Series D Convertible Preferred Stock with a liquidation preference value of $46.2 million into approximately 1.1 million newly issued shares of common stock.

For the full year 2011, holders of the Company’s Series C Convertible Preferred Stock converted approximately 1.9 million shares of the Series C Convertible Preferred Stock with a liquidation preference value of $46.8 million into approximately 1.0 million newly issued shares of common stock. This comprised approximately 26.8% of the Series C Convertible Preferred Stock outstanding at December 31, 2010. For the full year, holders of the Series D Convertible Preferred Stock converted approximately 6.8 million shares of the Series D Convertible Preferred Stock with a liquidation preference value of $170.3 million into approximately 4.2 million newly issued shares of common stock. This comprised approximately 49.4% of the Series D Convertible Preferred Stock outstanding at December 31, 2010.

2012 Outlook

FFO per diluted share and unit for the year ending December 31, 2012 is projected to be between $4.34 and $4.48. This guidance represents expected FFO growth of 6.9% to 10.3% over the 2011 FFO of $4.06 per diluted share and unit. A reconciliation of the range of 2012 projected net income to projected FFO follows:

Low - High
Net income available to common stockholders per diluted share	$1.51 – 1.65
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests	$3.10

Less:
Dilutive impact of convertible stock and exchangeable debentures	$(0.27)
Projected FFO per diluted share	$4.34 – 4.48

The 2012 guidance provided by Digital Realty in this press release is based on the following assumptions as of February 17, 2012:

•	Acquisitions of income producing properties totaling $300 – $400 million at an average cap rate of 8.0% – 8.5%;

•	Commencement of leases contributing $145 – $180 million of GAAP rental revenue on an annualized basis;

•	Digital Design Services revenue recognized between $7 – $10 million;

•	Development and redevelopment capital expenditures of $700 – $900 million;

•	Recurring capital expenditures of $40 – $50 million;

•	Total G&A expenses of $62 million;

•	Transaction expenses of $5 – $8 million; and

•	FX rates (USD per currency): Euro = 1.28; Pound = 1.53; SGD = 0.77; AUS = 1.00.

Investor Conference Call Details

Digital Realty will host a conference call on Friday, February 17, 2012 at 10:00 am PT / 1:00 pm ET to discuss its fourth quarter and full year 2011 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael F. Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (888) 701-6680 (domestic callers) or +1 (706) 634-5458 (international callers) and quote the conference ID #32079511 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at www.digitalrealty.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available until 11:59 pm ET on Friday, March 9, 2012. The telephone replay can be accessed two hours after the call by dialing +1 (855) 859-2056 (domestic callers) or +1 (404) 537-3406 (for international callers) and using the conference ID #32079511. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. focuses on delivering customer driven data center solutions by providing secure, reliable and cost effective facilities that meet each customer’s unique data center needs. Digital Realty’s customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty’s 101 properties, excluding three properties held as investments in unconsolidated joint ventures, comprise approximately 18.3 million square feet as of February 17, 2012, including 2.4 million square feet of space held for redevelopment. Digital Realty’s portfolio is located in 31 markets throughout Europe, North America, Singapore and Australia. Additional information about Digital Realty is included in the Company Overview, which is available on the Investors page of Digital Realty’s website at http://www.digitalrealty.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the Company’s 2012 guidance and its underlying assumptions, supply and demand for data center space, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, development and redevelopment plans, and expected timing, size and IT capacity of development and redevelopment projects, and expectations regarding the Company’s future growth and success. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions, including the downgrading of the U.S. government’s credit rating; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or redeveloped properties; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Operating Revenues:
Rental	$214,264	$189,684	$820,711	$682,026
Tenant reimbursements	52,010	46,451	211,811	178,081
Construction management	4,338	2,166	29,286	4,923
Other	—	371	902	371

Total operating revenues	270,612	238,672	1,062,710	865,401

Operating Expenses:
Rental property operating and maintenance	81,698	69,832	307,922	250,225
Property taxes	9,458	4,933	49,946	44,432
Insurance	2,014	2,384	8,024	8,133
Construction management	2,388	131	22,715	1,542
Depreciation and amortization	80,612	76,383	310,425	263,903
General and administrative	12,542	12,225	53,624	47,196
Transactions	601	224	5,654	7,438
Other	—	—	90	226

Total operating expenses	189,313	166,112	758,400	623,095

Operating income	81,299	72,560	304,310	242,306
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	1,296	1,260	4,952	5,254
Interest and other income	398	224	3,260	616
Interest expense	(36,856)	(36,583)	(149,350)	(137,384)
Tax benefit (expense)	1,164	(258)	42	(1,851)
Loss from early extinguishment of debt	(104)	(905)	(1,088)	(3,529)

Net Income	47,197	36,298	162,126	105,412
Net income attributable to noncontrolling interests	(1,481)	(1,077)	(5,861)	(3,118)

Net Income Attributable to Digital Realty Trust, Inc.	45,716	35,221	156,265	102,294
Preferred stock dividends	(9,726)	(7,608)	(25,397)	(37,004)
Costs on redemption of preferred stock	—	(2,748)	—	(6,951)

Net Income Available to Common Stockholders	$35,990	$24,865	$130,868	$58,339

Net income per share available to common stockholders:
Basic	$0.34	$0.27	$1.33	$0.69
Diluted	$0.34	$0.27	$1.32	$0.68
Weighted average shares outstanding:
Basic	105,134,719	90,698,033	98,405,375	84,275,498
Diluted	105,584,344	92,448,830	99,169,749	86,013,471

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$555,113	$478,629
Acquired ground leases	6,214	6,374
Buildings and improvements	5,253,754	4,459,047
Tenant improvements	303,502	283,492

Total investments in properties	6,118,583	5,227,542
Accumulated depreciation and amortization	(900,044)	(660,700)

Net investments in properties	5,218,539	4,566,842
Investment in unconsolidated joint ventures	23,976	17,635

Net investments in real estate	5,242,515	4,584,477
Cash and cash equivalents	40,631	11,719
Accounts and other receivables, net	90,580	70,337
Deferred rent	246,815	190,067
Acquired above market leases, net	29,701	40,539
Acquired in place lease value and deferred leasing costs, net	335,381	334,366
Deferred financing costs, net	29,849	22,825
Restricted cash	55,165	60,062
Other assets	27,929	15,091

Total Assets	$6,098,566	$5,329,483

LIABILITIES AND EQUITY
Revolving credit facilities	$275,106	$333,534
Unsecured senior notes, net of discount	1,441,072	1,066,030
Exchangeable senior debentures	266,400	353,702
Mortgage loans, net of premiums	947,132	1,043,188
Other secured loan	10,500	10,500
Accounts payable and other accrued liabilities	315,133	237,631
Accrued dividends and distributions	75,455	51,210
Acquired below market leases, net	85,819	93,250
Security deposits and prepaid rents	101,538	85,775

Total Liabilities	3,518,155	3,274,820

Equity:
Stockholders’ equity	2,522,917	1,962,518
Noncontrolling interests	57,494	92,145

Total Equity	2,580,411	2,054,663

Total Liabilities and Equity	$6,098,566	$5,329,483

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From  Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net income available to common stockholders	$35,990	$31,908	$24,865	$130,868	$58,339
Adjustments:
Noncontrolling interests in operating partnership	1,530	1,421	1,336	6,185	3,406
Real estate related depreciation and amortization (1)	80,086	78,550	75,983	308,547	262,485
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	985	918	724	3,688	3,243

FFO available to common stockholders and unitholders (2)	$118,591	$112,797	$102,908	$449,288	$327,473

Basic FFO per share and unit	$1.08	$1.07	$1.08	$4.36	$3.67
Diluted FFO per share and unit (2)	$1.02	$1.01	$0.98	$4.06	$3.39
Weighted average common stock and units outstanding
Basic	109,603	105,069	95,580	103,053	89,261
Diluted (2)	123,875	120,235	115,618	119,404	109,159

(1) Real estate related depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	80,612	79,047	76,383	310,425	263,903
Non-real estate depreciation	(526)	(497)	(400)	(1,878)	(1,418)

	$80,086	$78,550	$75,983	$308,547	$262,485

(2)	At December 31, 2011, we had 5,126 series C convertible preferred shares and 6,977 series D convertible preferred shares outstanding that were convertible into 2,778 common shares and 4,660 common shares on a weighted average basis for the three months ended December 31, 2011, respectively. For the three months and year ended December 31, 2011, we have excluded the effect of dilutive series E preferred stock, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E preferred stock, which we consider highly improbable; if included, the dilutive effect for the three months and year ended December 31, 2011 would be 4,432 and 1,311 shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 6,384 common shares on a weighted average basis for the three months ended December 31, 2011. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
FFO available to common stockholders and unitholders	$118,591	$112,797	$102,908	$449,288	$327,473
Add: Series C convertible preferred dividends	1,402	1,402	1,914	6,077	7,656
Add: Series D convertible preferred dividends	2,398	3,034	4,739	13,394	18,962
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050	16,200	16,200

FFO available to common stockholders and unitholders—diluted	$126,441	$121,283	$113,611	$484,959	$370,291

Weighted average common stock and units outstanding	109,603	105,069	95,580	103,053	89,261
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock and 5.50% exchangeable senior debentures)	450	410	1,751	764	1,738
Add: Effect of dilutive series C convertible preferred stock	2,778	2,784	3,703	3,017	3,671
Add: Effect of dilutive series D convertible preferred stock	4,660	5,604	8,314	6,242	8,271
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,384	6,368	6,270	6,328	6,218

Weighted average common stock and units outstanding—diluted	123,875	120,235	115,618	119,404	109,159

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
FFO available to common stockholders and unitholders—diluted	$126,441	$121,283	$113,611	$484,959	$370,291
Termination fees and other non-core revenues (3)	(111)	(2,542)	(842)	(2,953)	(4,446)
Significant transaction expenses	601	3,632	—	5,654	6,381
Loss from early extinguishment of debt	104	6	905	1,088	3,529
Costs on redemption of preferred stock	—	—	2,748	—	6,951
Significant property tax adjustments, net (4)	—	—	(5,015)	—	(1,835)
Other non-core expense adjustments (5)	—	—	(900)	174	(48)

CFFO available to common stockholders and unitholders—diluted	$127,035	$122,379	$110,507	$488,922	$380,823

Diluted CFFO per share and unit	$1.03	$1.02	$0.96	$4.09	$3.49

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Includes reassessments, appeals or supplemental taxes.
(5)	Includes reversal of accruals and certain other adjustments that are not core to our business.

Note Regarding Funds From Operations

Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect ongoing revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other equity REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.